Exhibit 99.1

PureSpectrum, Inc. Enters into Preferred Stock Agreement for up to $5 Million

Socius Energy Capital Group Commits to Purchase as Much as $5 Million of Lighting Company’s Preferred Stock

SAVANNAH, Ga.--(BUSINESS WIRE)--February 8, 2010--PureSpectrum, Inc. (OTCBB: PSRU), a progressive energy efficient lighting company, has entered into a preferred stock purchase agreement with Socius Capital Group, LLC, which will provide the company with the ability to access up to $5 million in capital.

PureSpectrum (the Company) agreed to sell up to 500 shares of its Series A Preferred Stock to Socius Capital Group, LLC, a Delaware limited liability company doing business as Socius Energy Capital Group, LLC, in one or more tranches from time to time. The tranches will be sold at the Company's sole discretion, at a purchase price of $10,000 per share, for an aggregate purchase price of up to $5 million. With each tranche, Socius will also receive five-year warrants to purchase that number of shares of the Company's common stock equal to 135% of the value of preferred stock delivered in such tranche. The exercise price of such warrants will equal the closing bid price of the Company's common stock on the date the Company provides notice of such tranche.

Pursuant to the Purchase Agreement, PureSpectrum will pay a commitment fee to Socius equal to five percent of the total commitment and will file a registration statement with the Securities and Exchange Commission for the resale of all shares of common stock issuable pursuant to the Purchase Agreement.

“This transaction will enable PureSpectrum to access capital at the company’s discretion to support our product development and sales efforts as we strive to continue our growth and achieve our ultimate goals,” said PureSpectrum president and CEO Lee Vanatta. “As we continue to launch additional product lines in both the Compact Fluorescent Lamp (CFL) and linear fluorescent categories, we expect the expansion of the company to accelerate. The Socius investment vehicle allows PureSpectrum the authority to utilize funds as needed while making resources available that will ensure timely product delivery as well as provide the means to expand our sales platform to take advantage of domestic and international market opportunities. Furthermore, this investment will enable us to continue our work to strengthen our proprietary technology and research additional applications, joint developments or other opportunities that may be available to continue building the PureSpectrum product portfolio and brand. The market for performance-driven, energy efficient lighting continues to grow as the importance of reducing energy usage is reinforced as a global priority, and this investment allows PureSpectrum to augment its efforts to address consumer needs and become an established provider of consumer-friendly, high-performance energy efficient lighting.”

Call 912-961-4980 or visit www.purespectrumlighting.com for more information.

ABOUT PURESPECTRUM

PureSpectrum, Inc. is a technology-driven lighting company headquartered in Savannah, Ga., that is striving to develop performance based technology solutions for energy efficient lighting in multiple categories. The company’s mission is grounded in the quest to preserve natural resources and a belief that energy efficient lighting will be embraced and absorbed through improved performance. PureSpectrum is designing technology and products that enable energy conservation and improved performance without increased cost or confusion for the consumer. PureSpectrum plans to continue its commitment to researching and developing technologies and products that satisfy consumer demand and advance the cause of energy conservation. Please call 912-961-4980 or visit www.purespectrumlighting.com for more information on PureSpectrum.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for PureSpectrum's products and services, its ability to succeed in growing revenue, the effect of new competitors in its market, integration of acquired businesses, and other risk factors identified from time to time by PureSpectrum. For additional information concerning risk factors, search for PSRU at www.otcbb.com and refer to the securities filings listed under the filings tab.

CONTACT:
PureSpectrum, Inc.
Stephen Weeks, 912-484-9743
sweeks@purespectrumlighting.com